 Tuesday December 2, 2003

Ressources D. Villenueve Inc.
436, Rue St. Eustache
St. Eustache, Quebec
J7R 2M6

By Fax: (450) 491-7856

Attention: Denis Villeneuve

Dear Sirs,

Re: Letter Agreement - Exclusive Option to Purchase Montgolfier Project from Ressources D. Villenueve Inc.

We are pleased to confirm J-Pacific Gold Inc.'s (hereinafter referred to as "JPN") offer to acquire an exclusive Option (the "Option") to purchase the Montgolfier Project (hereinafter referred to as the "Project"), from Ressources D. Villenueve Inc. (hereinafter referred to as "RDV") based on the following terms and conditions (all amounts in Canadian Dollars):

- For consideration of one dollar ($1) herewith paid to RDV Inc., you hereby grant and we hereby acquire the Option to acquire the Project,

- JPN is a British Columbia and RDV a Quebec corporation,

- RDV represents that it is legal and sole owner of the 112 staked claims plus 32 map designated cells, for a total of 3,552 hectares, located in the Montgolfier and Orvilliers Townships of the Province of Quebec, that comprise the Project,

- To exercise the Option, JPN shall make cash payments and issue the following common shares to RDV according to the following schedule:

o $40,000 plus 50,000 common shares of JPN at closing, which shall be within five days of TSX Venture approval (the "Closing"),
o $40,000 on or before the first anniversary of the Closing,
o $40,000 on or before the second anniversary of the Closing,
o $100,000 on or before the third anniversary of the Closing.

- RDV shall retain a 2% NSR royalty on the Project,

- JPN shall have the option to purchase up to one and one-half (1.5) percentage points of the NSR royalty for payment of $1,500,000,

- Federal and Provincial royalties, if any, shall be deducted as an expense prior to calculation of the retained NSR royalty,

- JPN shall have a forty-five (45) day period from the execution of this Letter Agreement to complete a due diligence review of the Project,

- RDV agrees to keep the details of this Agreement confidential until JPN has completed its due diligence review of the Project,

- Upon completion of its due diligence review, JPN will provide RDV with written notice of its intention to either exercise or terminate the Option,

- JPN may terminate the Option within the 45 day due diligence period without penalty or payment or commitment whatsoever to RDV,

- During the term of the Option, all filings and fees to maintain the Property will be the responsibility of JPN, with copies to RDV at least 45 days prior to due date or RDV will have the option to make those filings and JPN will reimburse RDV twice the amount of the actual fees paid by RDV within 60 days or forfeit all rights to the Property,

- JPN may terminate this Agreement and the Option provided hereby at any time by providing written notice to RDV,

- Upon termination of the Agreement, JPN shall provide RDV all cores, cuttings, samples and all factual data it has generated,

- During the term of the Option, JPN will be responsible for all environmental damages caused by it and will indemnify RDV for these environmental damages,

- All terms will be binding upon the assigns, heirs, and successors of each party,

- The parties hereto shall work diligently to conclude a formal Purchase Agreement as soon as practicable,

- This Agreement shall be governed by the laws of the Province of British Columbia,

- This Agreement and the Option provided hereby is subject to regulatory approval.

If these terms are acceptable to RDV, please sign, date and return the duplicate copy of this Letter Agreement in the space provided below.

Yours truly,

Nick Ferris
President and CEO
J-Pacific Gold Inc.

Accepted:

Denis Villeneuve
Resources D. Villenueve Inc.